Exhibit 2.1

EXECUTION VERSION

QUOTA PURCHASE AGREEMENT

by and among

MYERS INDUSTRIES, INC.,

an Ohio corporation

(“Myers”)

MYERS HOLDINGS BRASIL LTDA.

(“Myers Holdings”)

NOVEL HOLDINGS- EIRELI

(“Purchaser”)

and

GABRIEL ALONSO NETO

DATED AS OF December 18, 2017

QUOTA PURCHASE AGREEMENT

THIS QUOTA PURCHASE AGREEMENT (COLLECTIVELY WITH THE EXHIBITS AND SCHEDULES REFERRED TO HEREIN, THIS “AGREEMENT”) IS MADE AS OF DECEMBER 18, 2017, BY AND AMONG MYERS INDUSTRIES, INC., AN OHIO CORPORATION, WITH ITS PRINCIPAL BUSINESS ADDRESS AT 1293 SOUTH MAIN STREET, AKRON, OHIO 44301 (“MYERS”), MYERS HOLDINGS BRASIL LTDA., LIMITED LIABILITY COMPANY, ENROLLED BEFORE THE BRAZILIAN REGISTRY OF LEGAL ENTITIES (CNPJ) UNDER NO. 14.442.536/0001-71, WITH HEAD OFFICE AT AVENIDA EMÍLIO MARCONATO, Nº 1.000 – GALPÃO 14, ROOM 1, CHÁCARA PRIMAVERA, IN THE CITY OF JAGUARIÚNA, STATE OF SÃO PAULO, CEP 13.820-000 (“MYERS HOLDINGS” AND TOGETHER WITH MYERS, THE “SELLERS” AND EACH INDIVIDUALLY, A “SELLER”), NOVEL HOLDINGS – EIRELI, INDIVIDUAL LIMITED LIABILITY COMPANY, ENROLLED BEFORE THE BRAZILIAN REGISTRY OF LEGAL ENTITIES (CNPJ) UNDER NO. 29.040.814/0001-31, WITH HEAD OFFICE AT AVENIDA EMÍLIO MARCONATO, Nº 1.000 – GALPÃO 14, ROOM 2, CHÁCARA PRIMAVERA, IN THE CITY OF JAGUARIÚNA, STATE OF SÃO PAULO, CEP 13.820-000., WHOSE ADDRESS IS RU OPALA, 215 SALTO - SP - BRAZIL13.322-144 (“PURCHASER”), AND GABRIEL ALONSO NETO, SOLELY FOR PURPOSES OF HIS AGREEMENT TO AND ACCEPTANCE OF THE TERMS, CONDITIONS AND OBLIGATIONS APPLICABLE TO HIM THAT ARE CONTAINED IN SECTIONS 6.5, 6.6 AND 6.8 OF THIS AGREEMENT.

WITNESSETH

WHEREAS, Myers and Myers Holdings are the collective owners of 100% of all of the issued and outstanding quotas representing the corporate capital of Myers do Brasil Embalagens Plásticas Ltda. (“Myers Brasil Quotas”), a limited liability company organized under the laws of the Federative Republic of Brazil (“Myers Brasil”);

WHEREAS, Myers Holdings is a company that operates in Brazil solely through subsidiaries, of which it owns 100% of all of the issued and outstanding quotas representing the corporate capital of Plásticos Novel do Nordeste Ltda., a limited liability company organized under the laws of the Federative Republic of Brazil (“Nordeste”, and its quotas, the “Nordeste Quotas”), and Nordeste owns 100% of all of the issued and outstanding quotas representing the corporate capital of Plásticos Novel do Paraná Ltda., a limited liability company organized under the laws of the Federative Republic of Brazil (“Paraná” and collectively with Myers Brasil and Nordeste, the “Subsidiaries” and each individually a “Subsidiary”) (and the quotas of Paraná, the “Paraná Quotas”, and collectively with the Myers Brasil Quotas and the Nordeste Quotas, the “Quotas”);

WHEREAS, the Subsidiaries are in the business of producing and selling structural foam and injection molded material supply containers, pallets and crates for the automotive, industrial, food processing and beverage markets in the Federative Republic of Brazil (the “Business”) as well as performing certain services for the Seed Business; and

WHEREAS, the Seed Business is owned by the Sellers’ Affiliate and is not intended to be sold through the sale of the Quotas and Purchaser shall cause the Subsidiaries to return and deliver to Seller all molds and other rights and assets used by the Subsidiaries in the Seed Business on behalf of the Sellers’ Affiliate (the “Seed Business Assets”).

WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all of the Quotas on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements, and conditions contained herein, and intending to be legally bound hereby, Sellers and Purchaser agree as follows:

ARTICLE 1

Definitions

1.1    Certain Definitions. In this Agreement and any Exhibit or Schedule hereto, the following capitalized terms have the following respective meanings:

“Action” or “Actions” means any lawsuit, legal proceeding, administrative enforcement proceeding or arbitration proceeding before any Governmental Authority.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities or by contract.

“Agreement” has the meaning set forth in the preamble.

“Benesch” has the meaning set forth in Section 3.1.

“Brazil” means the Federative Republic of Brazil.

“Brazilian Competition Law” means Law No. 12,529/2011 as amended, together with all resolutions and regulations promulgated thereunder.

“Business” has the meaning set forth in the recitals.

“Business Day” means a day other than a Saturday, Sunday or national holiday on which commercial banks in the State of Delaware and the city of Campinas, Brazil are open for the transaction of commercial banking business.

“Claim” has the meaning set forth in Section 5.2(a).

“Claim Notice” has the meaning set forth in Section 5.2(a).

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Balance Sheet” means an unaudited balance sheet of the Subsidiaries as of the Closing Date prepared by the Sellers pursuant to Section 2.4 hereof.

“Closing Date” has the meaning set forth in Section 3.1.

“Contract” means any written contract, agreement or instrument, including, without limitation, supply contracts, purchase orders, sale orders, customer agreements, or leases of personal property to which the Person referred to is a party or by which any of its assets may be bound.

“Damages” means all actual damages, losses, injuries, penalties, fines, forfeitures, assessments, claims, suits, proceedings, investigations, actions, demands, causes of action, judgments, awards, taxes, charges, costs and expenses of any nature (including court costs, reasonable attorneys’, accountants’, consultants’ and experts’ fees, charges, Liabilities and other costs and expenses incident to any proceedings or investigation or the defense of any claim (whether or not litigation has commenced)), provided that, except in the case of third party claims and any related indemnification obligations, “Damages” shall not include any consequential, special, or punitive damages, lost profits, multiple of earnings, opportunity costs or similar items.

“Disclosure Schedules” means the disclosure schedules of Sellers as specified in this Agreement that are delivered to Purchaser at or prior to the date hereof.

“Employee Benefit Plans” means the plans to provide benefits to employees of the Subsidiaries maintained by the Subsidiaries that are not required to be maintained by applicable Laws.

“Environmental Laws” means Laws that exist on the date of the Agreement that relate to pollution, the protection of the environment and natural resources (including ambient air, surface water, ground water, land surface or subsurface strata).

“Excluded Trademarks” has the meaning set forth in Section 6.1.

“Focal Capital” means the broker employed by or on behalf of the Sellers.

“Fundamental Representations” has the meaning set forth in Section 5.3.

“Governmental Authority” means any government or political subdivision, whether national, state or local, or any agency or instrumentality of any such government or political subdivision, or any national, state or local court or arbitrator.

“Hazardous Materials” means any pollutant, contaminant, hazardous waste, hazardous materials, hazardous substances, petroleum, radioactive materials and polychlorinated biphenyls, all as defined and regulated under any Environmental Law.

“Indemnified Party” has the meaning set forth in Section 5.2(a).

“Indemnifying Party” has the meaning set forth in Section 5.2(a).

“Intellectual Property” means all rights or interests in any of the following:

(i)    all inventions in any country (whether patentable or unpatentable), all improvements thereto, all invention disclosures and all patents, patent applications, and all rights to claim priority, including, without limitation, any rights to any foreign counterparts of the patents or patent applications, together with all reissues, continuations, continuations-in-part, revisions, extensions, divisions, and reexaminations thereof;

(ii)    all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith;

(iii)    all confidential business information, including, without limitation, customer lists, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, supplier lists, pricing and cost information, and business and marketing plans and proposals;

(iv)    all trademarks and service marks (whether common law or registered), trade dress, logos, trade names, internet domain names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith;

(v)    software;

(vi)    all know-how and trade secrets; and

(vii)    all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“JUCESP” means the Board of Trade of the State of São Paulo.

“Knowledge” means, in the case of Sellers, or in the case of Purchaser, the actual knowledge of (i) Purchaser, or (ii) any officer of the Subsidiaries prior to the Closing Date.

“Laws” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

“Liability” or “Liabilities” means any or all obligations (whether to make payments, to give notices or to perform or not perform any action), commitments, contingencies and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, determined or determinable, liquidated or unliquidated, and whether due or to become due), and including, without limitation, any Damages.

“Lien” means any security interest, mortgage, lien, option, pledge or other similar encumbrance.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions, including in Brazil; (ii) conditions generally affecting the industries in which the Subsidiaries operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any matter of which Purchaser is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP or IFRS) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Subsidiaries and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Mortgage” means a mortgage with respect to certain properties in Parana dated February 28, 2014 in favor of Myers Holding by L.A. de Oliveira & Salem Ltda, an Affiliate of the Novel Sellers.

“Myers” has the meaning set forth in the preamble.

“Myers Brasil” has the meaning set forth in the recitals.

“Myers Brasil Quotas” has the meaning set forth in the recitals.

“Myers Holdings” has the meaning set forth in the preamble.

“Nordeste” has the meaning set forth in the recitals.

“Nordeste Quotas” has the meaning set forth in the recitals.

“Novel Escrow Agreement” means the escrow agreement dated January 6, 2015 by and among Myers Holdings, Luiz Antonio de Oliveira and JP Morgan S.A.

“Novel Purchase Agreement” means the Share Purchase Agreement dated June 28, 2012 by and among Seller, Myers Holdings and the Novel Sellers.

“Novel Sellers” means Luiz Antonio de Oliveira and Livia Maria Rolim de Oliveira Salem.

“Order” means and includes any writ, judgment, decree, injunction, award or other order of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Organizational Document” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) operating agreement, limited liability company agreement, or similar document governing a limited liability company, including in Brazil, the articles of association (contrato social) of a limited liability company (sociedade limitada); (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

“Paraná Quotas” has the meaning set forth in the recitals.

“Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Liens” means (a) Liens for taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the Ordinary Course of Business or by operation of Law if the underlying obligations are not delinquent, and (c) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, government, Governmental Authority, regulatory authority, court or arbitrator, or any other entity whatsoever.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Competitive Business” has the meaning set forth in Section 6.4(a).

“Purchaser Indemnified Parties” has the meaning set forth in Section 5.1(a).

“Quotas” has the meaning set forth in the recitals.

“Seed Business” means the manufacture, design or marketing of the Sellers’ Affiliate’s Centerflow TM product and any product designed for the purpose of storing or distributing seed, or any product that is similar to, substantially related to, or competitive with the Centerflow TM product.

“Seed Business Assets” means any assets related to the Seed Business that are in the possession of the Subsidiaries.

“Sellers” has the meaning set forth in the preamble.

“Seller Competitive Business” has the meaning set forth in Section 6.5(b).

“Seller Indemnified Parties” has the meaning set forth in Section 5.1(b).

“Stay Bonuses” means the bonus payments set forth on Schedule 1.1.

“Subsidiary” has the meaning set forth in the recitals.

ARTICLE 2

Purchase and Sale

2.1    Purchase and Sale of the Quotas. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers will sell, transfer, convey, assign, deliver and set over to Purchaser, as applicable, and Purchaser will purchase and accept, all of the right, title, benefit and interest of Sellers, as applicable, in, to and under the Quotas, free and clear of all Liens. The Purchaser acknowledges that by purchasing the Quotas, the Purchaser does not intend and shall not acquire any of the Seed Business Assets which are owned by Sellers’ Affiliate.

2.2    Amendment to the Articles of Association of the Subsidiaries. Each Seller will assign and transfer the Quotas it owns, respectively, to the Purchaser, in accordance with the provisions of Section 2.1 above, by means of an amendment to the articles of association of the Subsidiaries, which shall be substantially in the form of Schedule 2.2 hereto (the “Amendments to the Articles of Association”), which shall be executed by the Sellers, as applicable, and the Purchaser at the Closing, upon receipt by the Sellers of the Purchase Price.

2.3    Purchase Price. The Purchaser will acquire the Quotas in consideration for U.S. One Dollar ($1.00) (the “Purchase Price”), payable by Purchaser to Sellers at Closing. The Purchase Price will be paid in U.S. Dollars.

2.4    Closing Balance Sheet. As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) days thereafter, Sellers shall prepare and deliver to Purchaser the Closing Balance Sheet of the Subsidiaries. Purchaser will cooperate with Sellers and make the employees of the Subsidiaries accessible to Sellers as needed for Sellers’ preparation of the Closing Balance Sheet. The parties have agreed that there will be no adjustment to the Purchase Price with respect to working capital or the Closing Balance Sheet.

2.5    Post-Closing Covenants. Purchaser undertakes to:

(a)    within three (3) Business Days of the Closing Date, initiate the procedures for registration of the relevant amendments to the Subsidiaries’ articles of association with Board of Trade reflecting the transfer of the Quotas contemplated hereby and the change of the corporate name to exclude any reference to “Myers”, as well as deliver a copy of the proper registration once it is completed by the Board of Trade;

(b)    within five (5) days of the registration of the amendments to the Subsidiaries’ articles of association with Board of Trade, update the Subsidiaries’ registration with the RDE/IED system of the Brazilian Central Bank, so as to formalize the purchase of the Quotas, and Sellers’ investment in the Subsidiaries, respectively;

(c)    jointly with the registration of the amendments to the Subsidiaries’ articles of association with JUCESP, file for the update of all registration and enrollments of the Subsidiaries with Governmental Authorities, so as to inform Governmental Authorities of the change in ownership of the Quotas and change of management;

(d)    jointly with the registration of the amendments to the Subsidiaries’ articles of association with JUCESP, replace Sellers’ representatives name in any enrollments with any Governmental Authorities (including taking any and all necessary actions, such as corporate approvals, to cause such replacement), as applicable.

Without limiting Section 5.1(b) of this Agreement, the Purchaser shall indemnify and hold harmless Sellers and the Sellers’ representatives for any liability that may arise after the Closing Date resulting from Sellers’ role as a former quotaholder of the Subsidiaries.

ARTICLE 3

Closing Matters

3.1    Closing. Upon the terms and subject to the conditions of this Agreement, the Closing will take place beginning at 9:00 a.m. (local time) at the offices of Benesch, Friedlander, Coplan & Aronoff, LLP (“Benesch”) in Cleveland, Ohio, or such other location as may be agreed upon by the parties on December 18, 2017 (the “Closing Date”). All documents delivered and all transactions consummated at the Closing will be deemed for all purposes to have been delivered and consummated effective as of the Closing Date.

3.2    Deliveries at Closing.

(a)    Deliveries of Sellers. At the Closing, Sellers will deliver or cause to be delivered to Purchaser the following:

(i)    written resignations of the officers and directors of the Subsidiaries set forth on Schedule 3.2; and

(ii)    such other duly executed documents, instruments and certificates as may be reasonably required to be delivered by Sellers pursuant to the terms of this Agreement.

(b)    Deliveries by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Sellers the following:

(i)    the Purchase Price as provided in Section 2.3; and

(ii)    such other duly executed documents, instruments and certificates as may be reasonably required to be delivered by Purchaser pursuant to the terms of this Agreement.

ARTICLE 4

Representations and Warranties

4.1    Representations and Warranties of the Sellers. Except as set forth in the Disclosure Schedules, Sellers, jointly and severally, represent and warrant to the Purchaser as of the date of this Agreement that:

(a)    Organization and Existence. Myers is a corporation duly formed, validly existing, and in good standing under the laws of the State of Ohio, with full power and authority to own, lease, and operate its business and own its respective share of the Quotas and to carry on its business as currently conducted. Myers Holding is a limited liability company formed, validly existing, and in good standing under the laws of Brazil, with full power and authority to own, lease, and operate its business and own its respective share of the Quotas and to carry on its business as currently conducted

(b)    Authority and Approval. Myers has the power to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Myers of this Agreement, and the consummation by Myers of the transactions contemplated herein, have been duly authorized by all required action on the part of Myers. This Agreement has been duly executed and delivered by Myers. Myers Holdings has the power to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Myers Holdings of this Agreement, and the consummation by Myers Holdings of the transactions contemplated herein, have been duly authorized by all required action on the part of Myers Holdings. This Agreement has been duly executed and delivered by Myers Holdings.

(c)    No Conflict. The execution and delivery by Sellers of this Agreement, and Sellers’ compliance with the terms and conditions hereof, and the consummation by Sellers’ of the transactions contemplated hereby, do not and will not (i) conflict with, or require the consent of any Person that has not been obtained under Sellers’ Organizational Documents, (ii) subject to obtaining the authorizations referred to in Section 4.1(d), violate any provision of, or require any consent, authorization, or approval under, any Law or Order applicable to Sellers, (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any Contract or Permit to which a Seller is a party or by which a Seller is bound or to which a Sellers’ assets or properties are subject, or (iv) result in the creation of any Lien upon the Quotas other than Permitted Liens or Liens created by or in favor of Purchaser.

(d)    Governmental Approvals and Filing. No consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental Authority on the part of Sellers is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing, to give any such notice or obtain any such exemption would not be reasonably expected to (i) have a Material Adverse Effect on Sellers, the Subsidiaries or the Business or (ii) materially adversely affect the validity or enforceability against Sellers of this Agreement or materially adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement.

(e)    Capitalization. Sellers together own all of the outstanding Quotas. There are no other outstanding equity securities of any Subsidiary. There are no outstanding contractual obligations of Sellers to repurchase, redeem or otherwise acquire any equity securities in the Subsidiaries. All of the Quotas have been duly authorized and validly issued and are fully paid and non-assessable. Sellers (i) are the record and beneficial owner of the Quotas; (ii) have full power, right and authority, and any approval required by Law, to make and enter into this Agreement and to sell, assign, transfer and deliver the Quotas to the Purchaser; and (iii) have good and valid title to the Quotas, free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, the Purchaser will acquire good and valid title to the Quotas, free and clear of all Liens, other than Liens created by the Purchaser.

(f)    No Brokers. Except for Focal Capital, no broker, finder or similar agent has been employed by or on behalf of Sellers or the Subsidiaries, and no Person with which Sellers have had any dealings or communications of any kind, is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

4.2    Representations and Warranties of the Sellers Relating to the Subsidiaries. Except as set forth in the Disclosure Schedules, Sellers represent and warrant to Purchaser as of the date of this Agreement that:

(a)    Organization and Existence. The Subsidiaries are limited liability companies duly organized and validly existing under the laws of Brazil, and Sellers have full power and authority to own their respective interest in the Subsidiaries, as applicable. The Subsidiaries are duly organized, validly existing and in good standing in the jurisdictions set forth on Schedule 4.2(a) of the Disclosure Schedules.

(b)    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV, SECTIONS 4.1 AND 4.2 AND THIS SECTION 4.2(b), THE SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY, (A) THE

SELLERS SHALL NOT BE DEEMED TO MAKE TO THE PURCHASER ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE SELLERS IN THIS AGREEMENT AND (B) THE SELLERS MAKE NO REPRESENTATION OR WARRANTY TO THE PURCHASER WITH RESPECT TO (I) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO THE PURCHASER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE FINANCIAL RESULTS OF OPERATIONS OF THE SUBSIDIARIES UNLESS ALSO EXPRESSLY INCLUDED IN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV, SECTIONS 4.1 AND 4.2, OR (II) EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION AND WARRANTY CONTAINED IN ARTICLE IV, SECTIONS 4.1 AND 4.2, ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO PURCHASER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE SUBSIDIARIES, INCLUDING, WITHOUT LIMITATION INFORMATION MADE AVAILABLE TO THE PURCHASER IN ANY CONFIDENTIAL INFORMATION MEMORANDUM, PHYSICAL DATA ROOMS, VIRTUAL DATA ROOMS, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF OR IN CONNECTION WITH THE TRANSACTIONS.

4.3    Representations and Warranties of Purchaser. Except as set forth in the Disclosure Schedules, Purchaser hereby represents and warrants to Sellers as of the date of this Agreement that:

(a)    Authority and Approval. Purchaser has the power to enter into this Agreement and to perform his obligations thereunder. This Agreement has been duly executed and delivered by Purchaser. This Agreement is the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its respective terms.

(b)    No Conflict. The execution and delivery by Purchaser of this Agreement, and Purchaser’s compliance with the terms and conditions hereof, and the consummation by Purchaser of the transactions contemplated hereby, do not and will not (i) conflict with or require any consent of any Person that has not been obtained, (ii) violate any provision of, or require any consent, authorization, or approval under, any Law or any Order applicable to Purchaser, (iii) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any material contract to which Purchaser is a party or to which any of his assets or property is subject, or (iv) result in the creation of any Lien upon the assets or property of Purchaser, except in each case as would not reasonably be expected to have a material adverse effect on Purchaser or materially adversely affect the validity or enforceability of this Agreement against Purchaser or materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(c)    Governmental Approvals and Filing. No consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing, to give any such notice or obtain any such exemption would not be reasonably expected to (i) have a material adverse effect on Purchaser or (ii) materially adversely affect the validity or enforceability against Purchaser of this Agreement or materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(d)    Brokers. No broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

4.4    Independent Investigation.

(a)    The Purchaser acknowledges, agrees, represents and warrants that it has relied solely on (i) the knowledge of Gabriel Alonso Neto (“legal owner of the Purchaser”) who has been operating the Subsidiaries as an employee and on behalf of Sellers since May 11, 2015, (ii) the results of his own independent investigation, and (iii) the representations and warranties specifically set forth in Article 4, Sections 4.1 and 4.2, WHICH CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES PROVIDED TO THE PURCHASER IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS, AND THE PURCHASER UNDERSTANDS, ACKNOWLEDGES, AGREES, REPRESENTS AND WARRANTS THAT ALL OTHER REPRESENTATIONS, WARRANTIES, FACTS OR INFORMATION OF ANY KIND OR NATURE, EXPRESS OR IMPLIED INCLUDING, BUT NOT LIMITED TO ANY REPRESENTATIONS, WARRANTIES, FACTORS OR INFORMATION RELATING TO THE SELLERS, THE SUBSIDIARIES OR TO THEIR FUTURE OR HISTORICAL FINANCIAL CONDITION, PERFORMANCE, RESULTS, OPERATIONS, ASSETS, LIABILITIES OR PROSPECTS, OR RELATING TO ESTIMATES, PROJECTIONS, PLANS OR FORECASTS OR OTHERWISE RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS AGREEMENT, ARE SPECIFICALLY DISCLAIMED, AND ARE NOT BEING RELIED UPON BY THE PURCHASER IN ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO PROCEED WITH THE TRANSACTIONS, OR IN ITS DECISION TO PAY THE PURCHASE PRICE FOR THE QUOTAS, AND SELLERS SHALL NOT HAVE OR BE SUBJECT TO ANY LIABILITY TO PURCHASER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PURCHASER, OR PURCHASER’S USE OR RELIANCE ON, ANY SUCH INFORMATION OR, DOCUMENTS OR MATERIALS MADE AVAILABLE TO PURCHASER IN ANY PHYSICAL DATA ROOMS, VIRTUAL DATA ROOMS, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF OR IN CONNECTION WITH THE TRANSACTIONS. The Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making his own evaluation of the adequacy and accuracy of all estimates, projections, plans and other forecasts and plans so furnished to him (including the reasonableness of the assumptions underlying such estimates, projections, plans and forecasts), and that the Purchaser shall have no claim against the Sellers with respect thereto. Accordingly, the Purchaser acknowledges and agrees that Sellers make no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections, plans and forecasts). The Purchaser acknowledges and agrees that neither the Sellers nor any other Person will have, or be subject to, any liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, or reliance on, any such information regarding the Subsidiaries or their business made available to Purchaser in connection with the Transactions.

(b)    The Purchaser acknowledges, agrees, represents and warrants that neither the Subsidiaries nor the Sellers, their agents, representatives or any other Person acting on behalf of or in concert with the Sellers, have made or provided any representations or warranties of any kind or nature, express or implied, oral or written, relating to the Sellers and the Subsidiaries or their future or historical financial condition, performance, results, operations, assets, liabilities or prospects, or otherwise relating in any way to the subject matter of this Agreement, except as specifically set forth in Article 4 hereof. The Purchaser also acknowledges, agrees, represents and warrants that he is not relying, and has not relied, on any representations or warranties except as specifically set forth in Article 4 in his decision to enter into this Agreement and to proceed with the transactions described herein, or in his decision to pay the Purchase Price for the Quotas.

(c)    The Purchaser further acknowledges, agrees, represents and warrants that, to the extent the Sellers or the Subsidiaries have provided information in response to inquiries from the Purchaser or otherwise made available to Purchaser any information regarding the Subsidiaries (including any estimates, projections and other forecasts and plans, or other information relating to the Subsidiaries’ future or historical financial condition, performance, results, operations, assets, liabilities or prospects, or otherwise relating in any way to the Sellers or the Subsidiaries or to the subject matter of this Agreement) beyond the representations and warranties set forth in Article 4, such information has been provided on a purely voluntary basis, without consideration, and is not being relied upon in any form or fashion by the Purchaser in his decision to enter into this Agreement and to proceed with the Transactions, or in his decision to pay the Purchase Price for the Quotas and assume the liabilities of the Subsidiaries.

4.5    Knowledge of Breach. Purchaser has no knowledge that the representations and warranties of the Sellers in Article 4, Sections 4.1 and 4.2 of this Agreement are untrue or incorrect in any respect, and Purchaser has no knowledge of any errors in, or omissions from, the Schedules to this Agreement.

ARTICLE 5

Indemnification

5.1    Indemnification by Sellers and Purchaser.

(a)    Indemnification by Sellers. Subject to the terms and conditions of this Agreement, Sellers will indemnify and hold harmless Purchaser, his Affiliates, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) against and in respect of any Damages actually incurred by any Purchaser Indemnified Party based upon, arising out of or otherwise in respect of any of the following:

(i)    any breach or inaccuracy of any representation or warranty of Sellers set forth in Section 4.1 and 4.2(a) of this Agreement; or

(ii)    any breach of any covenant of Sellers in this Agreement.

(b)    Indemnification by Purchaser. Subject to the terms and conditions of this Agreement, Purchaser will indemnify and hold harmless Sellers and their Affiliates and their respective officers, directors, managers, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) against and in respect of any Damages actually incurred by any Seller Indemnified Party based upon, arising out of or otherwise in respect of any of the following:

(i)    any breach or inaccuracy of any representation or warranty of Purchaser in Section 4.3 of this Agreement;

(ii)    any breach of any covenant of Purchaser in this Agreement, including but not limited to Section 6.2; or

(iii)    any Liability relating to the Subsidiaries (except for any Liability that Sellers must indemnify the Purchaser Indemnified Parties for pursuant to Section 5.1(a)).

5.2    Indemnification Procedures.

(a)    If a claim for Damages (a “Claim”) is proposed to be made by a party entitled to indemnification hereunder (the “Indemnified Party”) against the party from whom indemnification is claimed (the “Indemnifying Party”), the Indemnified Party will give notice (a “Claim Notice”) to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article 5.

(b)    If any Person commences any action or proceeding with respect to any matter as to which any of the Purchaser Indemnified Parties intends to seek indemnification under Section 5.1(a), or with respect to any matter as to which any of the Seller Indemnified Parties intends to seek indemnification under Section 5.1(b), the Indemnified Party will promptly notify the Indemnifying Party of the existence of such claim or the commencement of such action or proceeding (and in any event within ten (10) Business Days after the service of any summons or citation). The failure of any Indemnified Party to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party is adversely affected thereby. Notwithstanding the foregoing, a Claim Notice that relates to a representation or warranty that is subject to the survival period set forth in Section 5.3 must be made within such survival period, whether or not the Indemnifying Party is prejudiced by any failure to give a Claim Notice relating thereto. A Claim Notice must describe in reasonable detail the nature of the Claim, including an estimate of the amount of Damages that have been or may be suffered or incurred by the Indemnified Party attributable to such Claim (to the extent reasonably ascertainable at such time), the basis of the Indemnified Party’s request for indemnification under this Agreement and all information in the Indemnified Party’s possession relating to such Claim.

(c)    The Indemnifying Party will be entitled at any time to participate in the defense of any such Claim, action, or proceeding with counsel of its own choice, and the parties agree to cooperate fully with one another in connection with the defense and/or settlement thereof. The Indemnifying Party may elect to assume and control the defense of any Claim, action or proceeding with counsel selected by the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.

(d)    If either (x) the Indemnifying Party fails to assume the defense of any Claim, or (y) the Indemnified Party reasonably demonstrates that the Indemnifying Party has failed to use commercially reasonable efforts to actively and diligently defend a Claim of which the Indemnifying Party has elected to assume the defense, (i) the Indemnifying Party will no longer have the right to control such defense; (ii) the Indemnified Party will control the defense of the Claim actively and diligently; and (iii) the Indemnifying Party will cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party.

(e)    Any party conducting the defense of a Claim will keep the other party advised as to the current status and progress thereof. The Indemnified Party will not make any offer of settlement with respect to any Claim if the Indemnifying Party has undertaken the defense of such Claim. If the Indemnifying Party has not undertaken the defense of such claim, the Indemnified Party agrees not to make any offer of settlement with respect to such Claim without first having provided fifteen (15) days’ advance written notice thereof to the Indemnifying Party and having obtained the written approval of the Indemnifying Party which approval will not be unreasonably conditioned, delayed or withheld. In the event the Indemnifying Party undertakes the defense of any such Claim, action, or proceeding, any settlement or compromise of any such Claim, action, or proceeding will require the written approval of the Indemnified Party which consent will not be unreasonably conditioned, delayed or withheld.

5.3    Survival. With the exception of any Claim arising from any fraudulent act or fraudulent omission, which will survive the Closing without limitation as to time and with the exception of the representations and warranties contained in Sections 4.1(a) (“Organization and Existence”), 4.1(b) (“Authority and Approval”), 4.1(e) (“Capitalization”), 4.1(f) (“Brokers”), Section 4.2(a) (“Organization and Existence”), 4.3(a) (“Organization and Existence”), 4.3(b) (“Authority and Approval”), 4.3(e) (“Brokers”) (collectively, the “Fundamental Representations”), which will survive the Closing for a period of five (5) years, NO representations and warranties contained in this Agreement will survive the Closing or have any force and effect after the Closing, at which time they shall terminate, are void, and of no further force or effect. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. No indemnification will be payable for any Claim for Damages pursuant to Section 5.1(a)(i) or Section 5.1(b)(i) with respect to any inaccuracy or breach of any representation or warranty after termination of the applicable survival period specified in this Section 5.3 except with respect to Claims made prior to such termination pursuant to Section 5.2 but not then resolved (such representation or warranty surviving with respect to such Claim until resolution of such Claim).

5.4    Limitations. The rights to indemnification under Section 5.1(a) are subject to the following limitations:

(a)    Notwithstanding anything to the contrary contained in this Agreement or otherwise, the parties expressly intend and agree as follows:

(i)    The amount of any Damages incurred by a Purchaser Indemnified Party shall be reduced by any amount recovered by a Purchaser Indemnified Party with respect thereto (A) under any insurance coverage, (B) from any other Person alleged to be responsible therefor or (C) from any tax benefits to be received by such Purchaser Indemnified Party.

(ii)    To the full extent permitted by applicable Law, and except for (A) any fraudulent act or fraudulent omission by Sellers or Purchaser or (B) any remedy for specific performance pursuant to Section 7.11, the indemnification provisions provided for in this Article 5 will be the exclusive remedy for any breach of any representation, warranty, covenant, or agreement contained in this Agreement. Sellers, Seller Indemnified Parties, Purchaser and Purchaser Indemnified Parties shall have no other or further right or remedy, whether in contract, tort or otherwise, or any right of rescission with respect to this Agreement, all of which Sellers (on behalf of the Seller Indemnified Parties) or Purchaser (on behalf of the Purchaser Indemnified Parties) hereby expressly waives.

(iii)    Each Indemnified Party shall use its best efforts to mitigate any Damages which are the subject of Claims hereunder. Without limiting the generality of the foregoing, Purchaser agrees that it shall assert and pursue all rights against the Novel Sellers pursuant to the Novel Purchase Agreement, including pursuant to the Novel Escrow Agreement and Mortgage.

5.5    Resolution of Indemnification Disputes. If an Indemnifying Party disputes or contests the basis or amount of any Claim set forth in a Claim Notice delivered by an Indemnified Party in accordance with the provisions of Article 5, the dispute will be resolved in accordance with Section 5.7.

5.6    Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to Article 5 of this Agreement will be treated as an adjustment to the Purchase Price and will be paid in U.S. Dollars.

5.7    Dispute Resolution.

(a)     In the event of a dispute between the parties regarding any term or covenant under this agreement, the parties agree to negotiate diligently in good faith for a period of thirty (30) days to reach a mutually acceptable resolution.

(b)    Should Purchaser and Sellers be unable to resolve any dispute under this Article 5.7 (a), such dispute shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining. The award(s) rendered by the arbitrators in accordance with this provision shall be final and judgment may be entered upon it in accordance with applicable Law in any court having jurisdiction thereof. All arbitration proceedings or hearings shall be conducted in a mutually agreed upon location, utilizing Delaware law. Sellers may join any other party in the arbitration proceedings that Sellers determine are necessary to reach a complete adjudication of any disputes arising under this Article 5. The failure of either Purchaser or Sellers to comply with the provisions of the foregoing shall be in contravention of the parties’ express intention to implement this alternative means of dispute resolution, shall constitute a breach of these provisions, and Purchaser and Sellers expressly stipulate that any court having jurisdiction over the parties shall be empowered to immediately enjoin any proceeding commenced in contravention of this Section 5.7 and the party failing to comply with these provisions shall reimburse the other parties for all costs and expenses (including legal fees) incurred in enforcing these provisions.

ARTICLE 6

Covenants

6.1    Transitional Use of Excluded Trademarks.

(a)    Purchaser acknowledges that the tradenames and trademarks with the words “Myers”, “Buckhorn” and “Akro Mills” and any related logos (collectively, the “Excluded Trademarks”), are and shall remain the property of Sellers or their respective Affiliates and that, subject to Section 6.1(c), nothing in this Agreement shall transfer, or shall operate as an agreement to transfer any right, title or interest in the Excluded Trademarks to Purchaser and its Affiliates, including after the Closing, the Subsidiaries. The amendments to the articles of association contemplated by Section 2.2 shall remove the name “Myers” from the name of each of the Subsidiaries, as applicable.

(b)    Subject to Section 6.1(c), none of Sellers or their Affiliates are granting Purchaser a license to use, and neither Purchaser nor any of its Affiliates, including after the Closing, the Subsidiaries, shall have any right, title or interest in or to, the Excluded Trademarks after the Closing.

(c)    Sellers grant to Purchaser pursuant to this Section 6.1(c) a limited transition trademark license solely for use in the Business for the purpose of transitioning the Excluded Trademarks after the Closing. Purchaser agrees that:

(i)    as soon as reasonably practicable following the Closing, but in any event no later than ninety (90) days following the Closing Date, Purchaser shall, and shall cause all of his applicable Affiliates, including the Subsidiaries, to, (A) cease to use any existing stationery, purchase order, invoice, receipt or other similar document containing any reference to the Excluded Trademarks or (B) only use such stationery, purchase order, invoice, receipt or other similar document after having deleted, pasted over or placed a sticker over such references;

(ii)    as soon as reasonably practicable following the Closing, but in any event no later than ninety (90) days following the Closing Date, Purchaser and his Affiliates, including the Subsidiaries shall remove the Excluded Trademarks from all premises, signs and vehicles used in the Business;

(iii)    following the Closing Date, no brochures, leaflets or similar documents and no packaging containing any reference to the Excluded Trademarks shall be printed, ordered or produced by or on behalf of Purchaser or any of his Affiliates, including the Subsidiaries, and, with respect to existing brochures, leaflets or similar documents and packaging containing a reference to the Excluded Trademarks, Purchaser shall use his reasonable best efforts to ensure that, as soon as reasonably practicable but in no event later than ninety (90) days following the Closing Date, such references are deleted, pasted over or a sticker is put over such references; and

(iv)    Purchaser shall ensure that, from and after the Closing, no other stocks, goods, products, services or software are ordered, manufactured, produced or provided by or on behalf of Purchaser or any of his Affiliates, including the Subsidiaries showing, having marked thereon or using the Excluded Trademarks.

6.2    Certain Payments.

(a) Stay Bonuses. Purchaser acknowledges and agrees that payment of all of the Stay Bonuses shall be made by Purchaser in accordance with the terms of the bonus agreements.

(b) Panosso LTI. Sellers are responsible for the long term incentive payment that may be due and payable to Jose Panosso in accordance with the terms of the LTI agreement between Myers and Mr. Panosso. In the past, Myers has funded the payment to Mr. Panosso to Myers Brasil and Myers Brasil had made the payment to Mr. Panosso. The parties agree to handle the payment to Mr. Panosso in the same manner with Myers funding its payment obligations to Myers Brasil and Myers Brasil then tendering the payment to Mr. Panosso at such time as any payment pursuant to the LTi agreement is earned.

(c) Intercompany Accounts. The intercompany obligation between Myers Holdings and the Subsidiaries shall be settled by the parties promptly after the Closing.

6.3    Return and Conveyance of the Seed Business Assets.    Purchaser acknowledges that Sellers’ affiliate owns the Seed Business and that by acquiring the Quotas, Purchaser shall not be acquiring any of the Seed Business Assets. Prior to the Closing, Sellers shall cause the Subsidiaries to return and deliver to Myers and its Affiliates (other than the Subsidiaries) all Seed Business Assets, including without limitation the molds that constitute part of the Seed Business Assets. In performing work for the Seed Business, the Subsidiaries were permitted to use Intellectual Property of Sellers, including without limitation certain patents. Purchaser shall ensure from and after the Closing that no such Intellectual Property shall be used by the Subsidiaries or any other Affiliate of Purchaser, or any of their successors and assigns. To the extent Purchaser or Sellers, after the Closing, identifies that, for any reason whatsoever, any of the Seed Business Assets were not returned or otherwise delivered to Myers and its then Affiliates, Purchaser shall, and shall cause the Subsidiaries, to take all action to return and deliver such Seed Business Assets to Myers.

6.4    Non-Competition by Sellers.

(a)    For a period of five (5) years from and after the Closing Date, Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, engage in, own, control, manage, operate, sponsor, endorse, support, be employed by, perform services for, consult with, solicit business for, participate in, provide or facilitate any financing for, be connected with the management or operation of, or have any financial interest in, or otherwise be affiliated with, a Purchaser Competitive Business (as defined below) anywhere in South America, in each case, without the prior written consent of Purchaser (not to be unreasonably withheld); provided, that ownership of less than 1% of the outstanding stock of any publicly-traded corporation shall not be deemed to be solely by reason thereof a breach of this Section 6.4(a). “Purchaser Competitive Business” means any business that manufactures, markets, produces, develops, provides or supports any (i) structural foam and injection molded material supply containers, pallets and crates for the automotive, industrial, food processing and beverage markets; or (ii) products or services that are similar to, substantially related to or competitive with the products or services that are being offered, sold or provided by the Subsidiaries as of the Closing. Purchaser Competitive Business shall specifically not include the Seed Business.

(b)    For a period of five (5) years from and after the Closing Date, Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, solicit for employment or employ or engage in any way, including as a consultant or contractor, any employee or consultant of the Subsidiaries as of the Closing (except the Demarest law firm), without the prior written consent of Purchaser; provided, that (i) a general offer of employment to the public shall not be prohibited hereunder as long as it is not specifically directed at employees or consultants of the Subsidiaries, Purchaser or any of his Affiliates and no such employee or consultant is hired and (ii) nothing in this Agreement prohibits Sellers or any of their Affiliates from soliciting or hiring an employee or consultant of the Subsidiaries, Purchaser or any of his Affiliates whose employment or engagement with the Subsidiaries, Purchaser or any of his Affiliates was terminated by Purchaser six (6) months prior to such solicitation or hire.

6.5    Non-Competition of Purchaser.

(a)    For a period of seven (7) years from and after the Closing Date, neither Purchaser nor Gabriel Alonso Neto shall, and each shall cause its or his Affiliates not to, directly or indirectly, engage in, own, control, manage, operate, sponsor, endorse, support, be employed by, perform services for, consult with, solicit business for, participate in, provide or facilitate any financing for, be connected with the management or operation of, or have any financial interest in, or otherwise be affiliated with, any business that competes or sells or distributes or otherwise markets products that are competitive with the Seed Business anywhere throughout the world.

(b)    For a period of five (5) years from and after the Closing Date, neither Purchaser nor Gabriel Alonso Neto shall, and each shall cause its or his Affiliates not to, directly or indirectly, engage in, own, control, manage, operate, sponsor, endorse, support, be employed by, perform services for, consult with, solicit business for, participate in, provide or facilitate any financing for, be connected with the management or operation of, or have any financial interest in, or otherwise be affiliated with, a Seller Competitive Business (as defined below) anywhere in North America, in each case, without the prior written consent of Seller (not to be unreasonably withheld); provided, that ownership of less than 1% of the outstanding stock of any publicly-traded corporation shall not be deemed to be solely by reason thereof a breach of this Section 6.5(b). For purposes of this Section 6.5, “Seller Competitive Business” means any business that manufactures, markets, produces, develops, provides or supports any (i) structural foam and injection molded material supply containers, pallets and crates for the automotive, industrial, food processing and beverage markets; or (ii) products or services that are similar to, substantially related to or competitive with the products or services that are being offered, sold or provided by the Sellers as of the Closing.

(c)    For a period of two (2) years from and after the Closing Date, neither Purchaser nor Gabriel Alonso Neto shall, and each shall cause its or his Affiliates not to, directly or indirectly, engage in, own, control, manage, operate, sponsor, endorse, support, be employed by, perform services for, consult with, solicit business for, participate in, provide or facilitate any financing for, be connected with the management or operation of, or have any financial interest in, or otherwise be affiliated with, a Seller Competitive Business anywhere in Europe or Central America, in each case, without the prior written consent of Sellers (not to be unreasonably withheld); provided, that ownership of less than 1% of the outstanding stock of any publicly-traded corporation shall not be deemed to be solely by reason thereof a breach of this Section 6.5(c).

(d)    For a period of five (5) years from and after the Closing Date, neither Purchaser nor Gabriel Alonso Neto shall, and each shall cause its or his Affiliates not to, directly or indirectly, solicit for employment or employ or engage in any way, including as a consultant or contractor, any employee or consultant (except the Demarest law firm) of the Sellers or their Affiliates (other than the Subsidiaries) as of the Closing, without the prior written consent of Sellers (which can be withheld in its sole discretion); provided, that (i) a general offer of employment to the public shall not be prohibited hereunder as long as it is not specifically directed at employees or consultants of a Seller or any of its Affiliates and no such employee or consultant is hired and (ii) nothing in this Agreement prohibits Purchaser, Gabriel Alonso Neto or any of its or his Affiliates from soliciting or hiring an employee or consultant of a Seller or any of its Affiliates whose employment or engagement with such Seller or any of its affiliates was terminated by Seller six (6) months prior to such solicitation or hire.

6.6    Enforceability. The nature and scope of the foregoing provisions of these Section 6.4 and Section 6.5 have been carefully considered by the parties hereto. The parties hereto agree and acknowledge that the applicable duration, scope and geographic areas are fair, reasonable and necessary to protect the goodwill of the Sellers and Purchaser from and after Closing and that adequate compensation has been received by Sellers, Purchaser and Gabriel Alonso Neto (as legal owner of Purchaser) for such obligations. Each of Sellers, Purchaser and Gabriel Alonso Neto agrees that he or it will not assert or claim, or raise as a defense, in any judicial proceeding or otherwise, that any of such provisions are unenforceable as a matter of public policy or otherwise or that the duration, scope or geographic areas applicable to such provisions is or was not fair, reasonable or necessary or that adequate compensation was not received by Sellers, Purchaser or Gabriel Alonso Neto for such obligations. If, however, for any reason any court determines that any such provision is or was not fair, reasonable or necessary or that the consideration is inadequate, such provision shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 6.4 or Section 6.5, as applicable, in order to render such restriction valid and enforceable.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of Section 6.4 or 6.5 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto agree that, in the event of a breach or threatened breach of this Section 6.4 or Section 6.5, the parties shall be entitled to an injunction restraining such breach or threatened breach without the necessity of proving the inadequacy of money damages as a remedy. Each Seller, Purchaser and Gabriel Alonso Neto hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Nothing in this Agreement shall be construed as prohibiting Sellers or Purchaser from pursuing any other remedy available to it for such breach or threatened breach.

6.7    Warranty Support. Sellers or an Affiliate of Sellers will provide manufacturer’s warranty repair support to Purchaser for any Centerflow TM Seed Boxes sold by the Subsidiaries prior to the Closing and other products manufactured for Sellers’ Affiliate and distributed by the Subsidiaries prior to the Closing. Any such warranty support services shall be invoiced by Sellers’ Affiliate to Purchaser at Sellers’ Affiliate’s cost, including costs of packaging, shipping, etc.

6.8    Confidential Business Information.

(a)    Neither Sellers nor Purchaser shall, and each shall cause their Affiliates not to, disclose any business information of the other to any Person or use any of the business information of the other.

(b)    Without limiting Section 6.8(a), Gabriel Alonso Neto acknowledges that he has occupied a position of trust and confidence with the Sellers and has become familiar with the following confidential information (collectively, the “Confidential Information”): (i) any and all trade secrets concerning the business and affairs, or the actively planned business and affairs, of the Sellers and any of their Affiliates including product specifications, data, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and actively planned research and development, current and actively planned distribution methods and processes, customer lists, customer information databases, customer mailing lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), data-base technologies, systems, structures and architectures and related processes, formulae, compositions, improvements, devises, know-how, inventions, discoveries, concepts, methods and information and any other information, however documented, that is a trade secret of the Sellers and any of their Affiliates; (ii) any and all other confidential and proprietary information concerning the business and affairs, or the actively planned business and affairs, of the Sellers and any of their Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analyses, compilations, studies, summaries and other material prepared by or for the actively planned activities of the Sellers and any of their Affiliates containing or based, in whole or in part, on any information included in the foregoing, regardless of medium. Confidential Information specifically includes any and all information that Gabriel Alonso Neto may have obtained concerning the Sellers in connection with discussions and negotiations concerning the transactions contemplated by this Agreement.

(c)    Gabriel Alonso Neto shall not at any time: (i) disclose any Confidential Information to any unauthorized Person; or (ii) use any Confidential Information for the benefit of any third party, whether he has such information in his memory or embodied in writing or other physical form, without the prior written consent of Sellers (which can be withheld in their sole discretion), unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public, other than as a result of Gabriel Alonso Neto’s or Purchaser’s fault or the fault of any other person or entity bound by a duty of confidentiality to the Sellers. Sellers acknowledge that Gabriel Alonso Neto possesses certain confidential information regarding the Business conducted in Brazil and will use that confidential information in the continued operation of the Business.

ARTICLE 7

Miscellaneous

7.1    Governing Law. This Agreement will be governed by and be construed in accordance with the Laws of the State of Delaware, without regard however to the conflicts of laws principles thereof.

7.2    Notices. All notices and other communications hereunder will be in writing and will be deemed to have been duly given when delivered in person, by email or by facsimile, receipt confirmed, or on the next Business Day when sent by overnight courier or on the third Business Day after being sent when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as will be specified by like notice):

(1)    If to Seller(s), to:

Myers Industries, Inc.

1293 South Main Street

Akron, OH 44301

UNITED STATES OF AMERICA

Attention: R. David Banyard, President and Chief Executive Officer

Email: DBanyard@myersind.com

Fax: (330) 761-6156

and an additional copy (which will not constitute notice to Seller) to:

Benesch, Friedlander, Coplan & Aronoff LLP

200 Public Square, Suite 2300

Cleveland, Ohio 44114

UNITED STATES OF AMERICA

Attention: Megan L. Mehalko

Email: mmehalko@beneschlaw.com

Fax: (216) 363-4588

(2) If to Purchaser or Gabriel Alonso Neto to:

Novel Holdings- Eireli

Avenida Emílio Marconato, nº 1.000 – Galpão 14, room 2, Chácara Primavera, in the city of Jaguariúna, state of São Paulo, CEP 13.820-000

Attention: Gabriel Alonso Neto

e-mail: gnalonso@gmail.com

and an additional copy (which will not constitute notice to Purchaser or Gabriel Alonso Neto) to:

Demarest Advogados Law firm

José Bonifácio Coutinho Nogueira, 150

Galleria Plaza, 4º andar

Campinas, São Paulo, Brazil.

Attention: Daniel Caramaschi

Email: dcaramaschi@demarest.com.br

Fax: 55 19 3123-4309

7.3    Amendments.

(a)    This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party against whom the waiver is to be effective. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(b)    A failure or omission of any party to insist, in any instance, upon strict performance by another party of any term or provision of this Agreement or to exercise any of its rights hereunder will not be deemed a modification of any term or provision hereof or a waiver or relinquishment of the future performance of any such term or provision by such party, nor will such failure or omission constitute a waiver of the right of such party to insist upon future performance by another party of any such term or provision or any other term or provision of this Agreement.

7.4    Entire Agreement. This Agreement, together with the Disclosure Schedules, all Exhibits and Schedules hereto and the documents, agreements, certificates and instruments referred to herein and therein, constitutes the entire agreement between the parties hereto and with respect to the subject matter hereof and supersedes all prior representations, warranties, agreements, and understandings, oral or written, with respect to such matters and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

7.5    Headings; Interpretation. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement. Unless the context otherwise requires, the singular includes the plural, and the plural includes the singular.

7.6    No Assignment; Binding Effect. This Agreement is not assignable by any party without the prior written consent of the other party. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.7    Invalidity. In the event that any provision of this Agreement is declared to be void or unenforceable, the remainder of this Agreement will not be affected thereby and will remain in full force and effect to the extent feasible in the absence of the void and unenforceable declaration. The parties furthermore agree to execute and deliver such amendatory contractual provisions to accomplish lawfully as nearly as possible the goals and purposes of the provision so held to be void or unenforceable.

7.8    Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

7.9    Incorporation by Reference. The Disclosure Schedules and other Schedules and Exhibits and the documents referenced therein constitute integral parts of this Agreement and are hereby incorporated by reference herein.

7.10    Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.11    Specific Performance. The parties agree that irreparable damages would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and each of the parties will be entitled to specific performance of the terms hereof or injunctive relief, in addition to any other remedy at law or in equity that may be available under applicable Law.

7.12    No Third Party Beneficiaries. Except for Article 5 as provided therein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties hereto to confer third party beneficiary rights upon any other Person.

7.13    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party hereto will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

7.14    Further Actions. The parties will execute and deliver all other certificates and documents and take such other actions as may be reasonably requested in order to consummate or implement the transactions contemplated hereby.

7.15    Announcement. Neither Sellers nor Purchaser will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent will not be unreasonably withheld), except as may be required by applicable Law. Notwithstanding anything in this Section 7.15 to the contrary, Sellers and Purchaser will, to the extent practicable, consult with each other before issuing, and provide each other a reasonable prior opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby, whether or not required by applicable Law.

7.16    Exchange Rate. For the purposes of converting any amount from Reais to U.S. Dollars for any calculation under this Agreement, the official exchange rate (buy side) published by the Central Bank of Brazil at the close of the Business Day immediately preceding the date of payment shall be used.

7.17    Legal Representation. Purchaser hereby acknowledges that (a) the Subsidiaries and the Sellers have been represented by Benesch in connection with this Agreement and the transactions contemplated hereby and (b) Benesch has received confidential information pertaining to the Subsidiaries in connection with such representation. The Subsidiaries and Purchaser hereby (i) acknowledge and agree that, notwithstanding Benesch’s prior representation of the Subsidiaries and the Sellers, and Benesch’s receipt of such confidential information, Benesch may continue to represent the Sellers after the Closing in connection with matters arising out of or related to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, in connection with any indemnification claim, litigation, or other matter arising hereunder which may or may not be adverse to the Subsidiaries, and (ii) waive any claim they have or may have that Benesch has a conflict of interest or is otherwise prohibited from engaging in such representation. Purchaser and the Subsidiaries further agree that, as to all communications subject to attorney-client privilege by or among Benesch and the Sellers and/or the Subsidiaries that relate in any way to this Agreement, and the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by the Purchaser or the Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises among the Purchaser, Subsidiaries, and a Person other than a party to this Agreement after the Closing, the Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Benesch to such third party; provided, however, that neither the Subsidiaries nor Purchaser may waive such privilege without the prior written consent of the Seller.

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IN WITNESS WHEREOF, the parties, intending legally to be bound, have caused this Agreement to be duly executed and delivered as of the day and year first herein above written.

SELLERS:

MYERS INDUSTRIES, INC.

By:	/s/ R. David Banyard
Print Name:	R. David Banyard
Title:	Chief Executive Officer

MYERS HOLDINGS BRASIL LTDA.

By:	/s/ Kenneth Carl Kozicki
Print Name:	Kenneth Carl Kozicki
Title:	President

PURCHASER:

NOVEL HOLDINGS- EIRELI

By:	/s/ Gabriel Alonso Neto
Print name:	/s/ Gabriel Alonso Neto
Title:	Finance Director / Owner

GABRIEL ALONSO NETO, solely for the purposes of his agreement to and acceptance of the terms, conditions and obligations applicable to him that are contained in Sections 6.5, 6.6 and 6.8 of this Agreement.

/s/ Gabriel Alonso Neto